Exhibit 10.2

SECOND AMENDMENT TO EXCLUSIVE CROSS-LICENSE,

TECHNOLOGY TRANSFER, AND REGULATORY MATTERS AGREEMENT

THIS SECOND AMENDMENT TO EXCLUSIVE CROSS-LICENSE, TECHNOLOGY TRANSFER, AND REGULATORY MATTERS AGREEMENT (this “Amendment”) is entered into the later of the dates in the signature block below (the “Amendment Effective Date”) by and between INO Therapeutics LLC, a Delaware limited liability company having a place of business at Perryville III Corporate Park, 53 Frontage Road, Third Floor, Hampton, NJ 08827 (“Ikaria”), and Bellerophon Pulse Technologies LLC, a Delaware limited liability company, with offices at Perryville III Corporate Park, 53 Frontage Road, Suite 301, Hampton, NJ 08827 (“Pulse Technologies”). All capitalized terms not defined herein shall have the same meanings ascribed thereto in the Exclusive Cross-License, Technology Transfer, and Regulatory Matters Agreement dated as of February 9, 2014 by and between Ikaria and Pulse Technologies (as amended on March 27, 2014, the “Agreement”). Ikaria and Pulse Technologies may be individually referred to as a “Party” and together as the “Parties.”

WHEREAS, Ikaria and Pulse Technologies wish to amend certain provisions of the Agreement, among other things, expand the scope of the indications licensed by Ikaria to Bellerophon under the Agreement; and

WHEREAS, as an inducement to Ikaria to enter into this Agreement, Pulse Technologies will require or arrange for certain of its affiliates to modify certain existing Agreements Not to Compete between Ikaria Acquisition LLC (f/k/a Ikaria Acquisition, Inc.) and such Bellerophon affiliates.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration (including, without limitation, the expansion of license rights granted by Ikaria to Bellerophon as set forth in this amendment), the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             New Definitions. The following new subsections shall be added to Section 1.2 of the Agreement:

1.2.44                                      “CTEPH” shall mean chronic thromboembolic pulmonary hypertension in patients who are (a) not candidates for surgical treatment or (b) are surgical treatment failures for chronic, out-of-hospital treatment.

1.2.45                                      “High Altitude Sickness” shall mean pulmonary hypertension associated with pulmonary edema from high altitude sickness.

1.2.46                                      “Sarcoidosis” shall mean pulmonary hypertension associated with the growth of tiny collections of inflammatory cells in the lung.

1.2.47                                      “Additional Indications” shall mean CTEPH, High Altitude Sickness, and Sarcoidosis.

1.2.48                                      “Net Sales” shall mean Pulse Technologies’ and its Sublicensees’ gross receipts for the sale, lease, or transfer of any R&D Product (in respect of which a payment is owed under this Agreement) to any third party, less the sum of the following:

(a)                         discounts, credits, refunds, and rebates actually allowed in amounts customary in the trade;

(b)                         sales and value added taxes, tariffs, duties and use taxes directly imposed on the sale of an applicable R&D Product and actually paid by Pulse Technologies or its Sublicensees;

(c)                          reasonable and customary rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, programs in the applicable territory that are equivalent or similar to federal or state Medicaid, Medicare or similar state programs in the United States;

(d)                         amounts allowed or credited on returns of sales of any applicable R&D Products;

(e)                          amounts that are written off as non-collectible after Pulse Technologies’ or its Sublicensees’ commercially reasonable efforts to collect such amounts, exclusive of costs of collection; and

(f)                           postage, freight, shipping, insurance, and other transportation-related charges actually incurred directly by Pulse Technologies in shipping R&D Products.

No deductions may be made for commissions paid to individuals for the sale of an applicable R&D Product, whether they are independent sales agents or regularly employed by Buyer or its affiliates, nor for any other cost incurred in the manufacture, marketing, sale, distribution, shipment (other than as permitted under Section 1.2.48(f) above), promotion, advertisement, exploitation, or commercialization of an applicable R&D Product.

In the case of an applicable R&D Product transferred by Buyer or its Affiliates to one another or to a third party where (i) such transferee is using such applicable R&D Product for the purposes of selling products or creating products for sale or for services in the commercial market (other than under a written agreement pursuant to which the transferee’s use of the applicable R&D Product is limited to research purposes internal to such transferee only for which such transferee does not derive a commercial of other economic benefit) and (ii) such transferee has, in connection with such transfer, paid consideration to Pulse Technologies in a form other than cash for an applicable R&D Product, the Net Sales shall mean the cash consideration that the selling party would receive if they were sold to an unrelated, unaffiliated third party in an arm’s length sale of the same product in similar quantities at the same time and place (the “Fair Market Value”).

Applicable R&D Products will be considered “sold” when delivered, billed out, or invoiced, whichever comes first. For all applicable R&D Products used by Buyer as premiums to promote, market, sell, or lease products or processes other than applicable R&D Products, the applicable R&D Products will be deemed to have been sold at the Fair Market Value.

A “sale” shall not include transfers or dispositions for bona fide charitable purposes or when applicable R&D Products are distributed alone, prior to receiving regulatory approval for sale or use of such applicable R&D Products, for pre-clinical, clinical, regulatory or governmental regulatory purposes for which no compensation or financial or economic benefit is received by, or accrued to Pulse Technologies or its Sublicensees.

Individual samples of applicable R&D Products that are provided by Pulse Technologies or its Sublicensees in reasonable and industry-standard quantities free of charge and with no direct or indirect benefit to Pulse Technologies in a bona fide effort to promote sales of the applicable R&D Product only shall not be considered transfers or sales for the purposes of Section 1.2.48.

With respect to an applicable R&D Product that is sold as part of a combination product with one or more other functional products or functional product enhancements which are not applicable R&D Products, the Net Sales of such applicable R&D Product, for the purposes of determining the amounts due and payable under Section 2.4, shall be determined by multiplying the Net Sales of the combination product by the fraction A/(A+B) where A is the average published sale price of such applicable R&D Product when sold separately in finished form in like quantities and B is the average published sale price of the other products in the combined product sold separately in finished form in like quantities. In the event such average published sale price of the other products in the combined product cannot be determined, Net Sales for the purposes of determining royalty payments for the combination product shall be calculated by multiplying the Net Sales of the combination product by the fraction A/C where A is the average published sale price of such applicable R&D Product when sold separately in finished form and C is the average published sale price of the combined product.

2.             Modification of Section 1.2.29. Section 1.2.29 of the Agreement is hereby amended and restated in its entirety as follows:

1.2.29.                                   “R&D Business” shall mean the business of the development, manufacture, commercialization, promotion, sale, import, export, servicing, repair, training, storage, distribution, transportation, licensing, or other handling or disposition of (a) nitric oxide, (b) a device intended to deliver nitric oxide, or (c) a service that delivers or supports the delivery of nitric oxide; in each case, solely for or in connection with the outpatient, chronic treatment of patients who have COPD, IPF, PAH, CTEPH, High Altitude Sickness, or Sarcoidosis, and even if initiation of therapy occurs in a hospital setting or such treatment occurs as part of episodic treatment or hospitalization of patients with COPD, IPF, PAH, CTEPH, High Altitude Sickness, or Sarcoidosis.

3.             Modification of Section 2. The following shall be added as a new Section 2.11 to Section 2 of the Agreement:

2.11                        Acknowledgement. Pulse Technologies hereby confirm that Ikaria, pursuant to its existing rights under the Agreement, does and will have full access to any and all Grant-Back IP (including, without limitation, the right to reference all regulatory filings and approvals as described in Section 8.3 of the Agreement) that may arise in connection with the Additional Indications (including, without limitation, any data, regulatory filings, and device technology), and that Ikaria further does and will have full right and authority to use such Grant-Back IP (including, without limitation, the right to reference all regulatory filings and approvals as described in Section 8.3 of the Agreement) within the scope of the Agreement (including, by way of example only, by integrating pulse technology into Ikaria’s current or future delivery devices for use outside of the R&D Business).

4.             Modification of Section 6. Section 6 of the Agreement is hereby amended and restated in its entirety as follows:

6.                                      Economic Terms, Records, and Audits.

6.1                               Maintenance of Records and Audit Rights. During the Term and for two (2) years thereafter, Pulse Technologies shall maintain (and shall require each Sublicensee to maintain) documentation and records sufficient to demonstrate its compliance with the requirements of this Agreement. Upon reasonable notice from Ikaria, Pulse Technologies shall provide (and shall require its Sublicensees to provide) to Ikaria or its agents with access to Pulse Technologies’ (and its Sublicensees’) premises during normal business hours to examine or copy all records requested by Ikaria or otherwise relevant to determine whether Pulse Technologies (and each Sublicensee) is in compliance with the requirements of this Agreement (including, without limitation, records of sales in the Additional Indications). Without limiting the generality of the foregoing, Ikaria shall have the right to review any and all (a) Sublicenses granted by Pulse Technologies to any R&D IP or Grant-Back IP and (b) agreements with R&D Product Customers.

6.2                               Tracking and Reporting Regarding Additional Indications. Pulse Technologies shall use its best efforts to develop and implement measures reasonably acceptable to Ikaria such that use in each of the Additional Indication can be tracked by Pulse Technologies and reported to Ikaria (the “Tracking and Reporting Mechanism”). If, despite Pulse Technologies best efforts to development and implement the Tracking and Reporting Mechanism, Ikaria in good faith nonetheless believes that the Tracking and Reporting Mechanism does not meet the requirements of this Section 6.2, Ikaria shall provide written notice thereof, which written notice shall describe each basis for such belief. Promptly following the provision of such notice, Ikaria and Pulse Technologies shall meet to discuss in good faith the content of Ikaria’s notice and to determine whether and how to remedy the issues raised by Ikaria. If after 30 days from the date of Ikaria’s notice and despite the Parties’ good faith efforts to remedy the issues raised by Ikaria, Ikaria still believes that Tracking and Reporting Mechanism does not meet the requirements of this Section 6.2, the issues shall be escalated to the Chief Executive Officers of each Party for resolution, provided, that Ikaria shall be entitled to make a final, good faith determination as to whether the Tracking and Reporting Mechanism meets the requirements of this Section 6.2.

6.3                               Running Royalty Payments. Upon the terms and subject to the conditions set forth herein, Pulse Technologies shall pay to Ikaria five percent (5%) of Net Sales of all R&D Products any of the Additional Indications in the Territory for so long as any such R&D Products for any of the Additional Indications are commercialized; provided, however, that the foregoing rate of five percent (5%) shall be reduced to three percent (3%) if Ikaria obtains an indication within the Ikaria NO Business using a pulsed method of delivery that but for reference to and reliance upon the Grant-Back IP (including, by way of example, an R&D Product Approval) would not have been obtained, and provided that such reduction shall apply only to Net Sales that occur after the date on which Ikaria obtains such approval. Pulse Technologies shall make all payments due to Ikaria under this Section 6.3 within 45 days after the end of each calendar quarter and each payment shall be accompanied by a report providing (a) the Net Sales for such calendar quarter separated by country, (b) the total deductions used to calculate the above noted Net Sales with each specific deduction itemized, and (c) the amount of payments payable to Ikaria for such year, as well as the computation thereof.

6.4.                            Contingent Expansion of Royalty Payment Base. If despite Pulse Technologies’ best efforts to put in place a Tracking and Reporting Mechanism reasonably acceptable to Ikaria in respect of the Additional Indications as described in Section 6.2 above, the sales-based payments on Net Sales required under Section 6.3 above shall apply to all worldwide sales of all R&D Products (i.e., not just those commercialized for an Additional Indication) provided that the royalty rate shall be one percent (1%) rather than five percent (5%) or three percent (3%).

5.             Modification of Section 11. Section 11 of the Agreement is hereby amended as follows:

The “and” at the end of Section 11.1.1(a) is hereby deleted.

The period at the end of Section 11.1.1(c) is hereby deleted and replace by “; and”.

A new section 11.1.1(d) is hereby added as follows:

“11.1.1(d)                                         with respect to R&D Products for CTEPH (including the license granted under Section 2.1), this Agreement shall terminate at the earlier of:

(i)                                     two years after Pulse Technologies has obtained an R&D Regulatory Approval in PAH or COPD (whichever is obtained earlier) if Pulse Technologies has failed to commence and remain actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for CTEPH, or

(ii)                                  at the point in time when Pulse Technologies is no longer actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for CTEPH after having commenced such development and commercialization within two years after Pulse Technologies has obtained an R&D Regulatory Approval in PAH or COPD (whichever is obtained earlier).

A new section 11.1.1(e) is hereby added as follows:

“11.1.1(e)                                          with respect to R&D Products for High Altitude Sickness (including the license granted under Section 2.1), this Agreement shall terminate at the earlier of:

(i)                                     two years after Pulse Technologies has obtained an R&D Regulatory Approval in PAH or COPD (whichever is obtained earlier) if Pulse Technologies has failed to commence and remain actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for High Altitude Sickness, or

(ii)                                  at the point in time when Pulse Technologies is no longer actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for High Altitude Sickness after having commenced such development and commercialization within two years after Pulse Technologies has obtained an R&D Regulatory Approval in PAH or COPD (whichever is obtained earlier).

A new section 11.1.1(f) is hereby added as follows:

“11.1.1(f)                                           with respect to R&D Products for Sarcoidosis (including the license granted under Section 2.1), this Agreement shall terminate at the earlier of:

(i)                                     two years after Pulse Technologies has obtained an R&D Regulatory Approval in PAH or COPD (whichever is obtained earlier) if Pulse Technologies has failed to commence and remain actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for Sarcoidosis, or

(ii)                                  at the point in time when Pulse Technologies is no longer actively and continuously engaged in the development or commercialization (either directly or through one or more Sublicensees) of an R&D Product for Sarcoidosis after having commenced such development and commercialization within two years after Pulse Technologies has obtained an R&D Regulatory Approval in PAH or COPD (whichever is obtained earlier).

6.             Amendment of Drug Clinical Supply Agreement. The Parties agree that the term “Pulse Technologies Clinical Programs” as such term is used in the Drug Clinical Supply Agreement by and between the Parties dated as of February 9, 2014 (the “Supply Agreement”) shall be deemed to include the Additional Indications.

7.             Amendment of Non-Competition Agreements. In consideration of the expansion of the license rights under the Agreement as set forth in this Amendment (i.e., the expansion of the license rights granted by Ikaria to Pulse Technologies to include the Additional Indications), and Ikaria’s agreement to amend the Supply Agreement as described in Section 6 to provide Product (as that term is used in the Supply Agreement) for use in the Additional Indications, Pulse Technologies hereby agrees (and will require applicable Bellerophon affiliates to agree) to amend the Agreements Not to Compete by and between Ikaria Acquisition LLC (f/k/a Ikaria Acquisition, Inc.) and each of the following Bellerophon affiliates: (a) Bellerophon BCM LLC, (b) Bellerophon Therapeutics LLC, and (c) Bellerophon Services Inc., as well as the Agreement Not to Compete by and between the Parties, in each case in the form attached hereto as Exhibit A, to extend their current term for a period of five years from the Amendment Effective Date. The Parties agree that this Amendment shall not become binding upon the Parties unless and until each of the amendments described in this Section 7 has been signed and delivered by the applicable parties thereto.

8.             Ratification of Agreement. Except as set forth in Sections 1 through 7 of this Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect. This Amendment is hereby integrated into and made a part of the Agreement.

9.             Counterparts. This Amendment may be executed in two counterparts, each of which shall be effective as of the Amendment Effective Date, and all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

10.          Execution and Delivery. This Amendment shall be deemed executed by the Parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties hereto.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representatives effective as of the Amendment Effective Date.

INO THERAPEUTICS LLC		BELLEROPHON PULSE TECHNOLOGIES LLC

By:	/s/ Kathleen A. Schaefer	By:	/s/ Jon Peacock

Name:	Kathleen A. Schaefer	Name:	Jon Peacock

Title:	President	Title:	Chairman & CEO

Date:	July 27, 2015	Date:	7/27/15